Exhibit 99

NEWS RELEASE
For Immediate Release	Media Information Contact: Barry B. Davall, President & CEO Community Partners Bancorp (732) 706-9009 www.communitypartnersbancorp.com

Community Partners Bancorp
Reports Second Quarter Operating Results

Middletown, New Jersey – July 25, 2008
Community Partners Bancorp (NASDAQ CM:  CPBC) (“Community Partners” or the “Company”), the parent company of Two River Community Bank and The Town Bank, reported consolidated earnings and assets for the quarter and six months ended June 30, 2008.

Community Partners reported net income of $290,000 for the quarter ended June 30, 2008, or $0.04 per share for both basic and diluted earnings per share, compared to net income of $1,029,000 for the second quarter of 2007, or $0.15 for both basic and diluted earnings per share.  Net income for the quarter ended June 30, 2008 decreased by approximately $739,000, or 71.8%, over the same prior year quarter.  On a linked quarter basis, net income for the second quarter of 2008 decreased by approximately $425,000, or 59.4%, from the first quarter of 2008.

During the quarter ended June 30, 2008 the Company felt it prudent to record an additional provision of $588,000 for potential loan losses compared to $1,000 during the same prior year quarter and $85,000 during the linked quarter ended March 31, 2008.

For the six months ended June 30, 2008, net income amounted to $1,005,000 compared to $1,930,000 for the six months ended June 30, 2007.  This represents a decrease of $925,000, or 47.9%, in net income.  Basic and diluted earnings per share for the six months ended June 30, 2008 were $0.15 compared to basic and diluted earnings per share of $0.29 and $0.28, respectively, for the same prior year period.  Results of operations were significantly lower during the first six months of 2008 compared to the same prior year period as a result of the above additional loan loss provisions and the investment in three new branch offices and an expanded operations center.  The general slow-down of earning asset growth opportunities resulting from the weakening economic conditions was another factor causing the reduction in earnings.

Barry B. Davall, President & CEO, stated, “Although the Community Partners member banks have never originated subprime mortgages, we are not immune from the effect of the challenging financial environment as reflected in the reduction in 2008 earnings year to date.”  He further stated that the Company and its subsidiaries continue to have capital ratios that are within or above the range to be considered well capitalized.

At June 30, 2008, total assets amounted to $544.1 million, an increase of $19.0 million, or 3.6%, over December 31, 2007 assets of $525.1 million.  The Company’s loan portfolio, net of allowances for loan losses, amounted to $428.7 million at June 30, 2008, an increase of $16.4 million, or 4.0%, compared to $412.3 million at December 31, 2007.  Total deposits amounted to $436.1 million at June 30, 2008, compared to $427.0 million at December 31, 2007, an increase of $9.1 million, or 2.1%.

Community Partners is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey, and The Town Bank, which is headquartered in Westfield, New Jersey.  Two River Community Bank currently operates eleven branches throughout Monmouth County and The Town Bank currently operates four branches in Union County.

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The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates or in national or local economic conditions in areas in which our operations are concentrated, increased competition, rapid growth, reliance on management and other key personnel and other such risks.  Community Partners assumes no obligation for updating any such forward-looking statements at any time.

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COMMUNITY PARTNERS BANCORP
CONSOLIDATED BALANCE SHEETS (Unaudited)
June 30, 2008 and December 31, 2007
(In thousands, except per share data)

	June 30,	December 31,
	2008	2007
ASSETS
Cash and due from banks	$11,689	$9,675
Federal funds sold	-	338

Cash and cash equivalents	11,689	10,013

Securities available-for-sale	55,655	55,545
Securities held-to-maturity (fair value of $7,162 and $7,492 at June 30, 2008 and December 31, 2007, respectively)	7,556	7,557

Loans	434,067	416,967
Allowance for loan losses	(5,349)	(4,675)

Net loans	428,718	412,292

Bank-owned life insurance	4,026	3,951
Premises and equipment, net	5,901	5,090
Accrued interest receivable	2,099	2,291
Goodwill and other intangible assets, net of accumulated amortization of $804 and $641 at June 30, 2008 and December 31, 2007, respectively	26,136	26,299
Other assets	2,294	2,063

TOTAL ASSETS	$544,074	$525,101

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$74,604	$72,688
Interest bearing	361,495	354,271

Total deposits	436,099	426,959

Securities sold under agreements to repurchase	19,553	15,187
Short-term borrowings	5,346	-
Accrued interest payable	457	531
Long-term debt	7,500	7,500
Other liabilities	2,256	2,467

Total liabilities	471,211	452,644

SHAREHOLDERS' EQUITY
Preferred stock, no par value; 6,500,000 shares authorized; no shares issued and outstanding	-	-
Common stock, no par value; 25,000,000 shares authorized; 6,740,303 and 6,722,784 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	66,644	66,552
Retained earnings	6,425	5,805
Accumulated other comprehensive (loss) income	(206)	100

Total shareholders' equity	72,863	72,457

TOTAL LIABILITIES and SHAREHOLDERS’ EQUITY	$544,074	$525,101

COMMUNITY PARTNERS BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
For the Three Months and Six Months Ended June 30, 2008 and 2007

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(In thousands, except per share data)
INTEREST INCOME:
Loans, including fees	$6,832	$8,120	$14,066	$16,225
Investment securities	705	695	1,454	1,368
Federal funds sold	24	333	60	502
Total Interest Income	7,561	9,148	15,580	18,095
INTEREST EXPENSE:
Deposits	2,499	3,952	5,440	7,896
Securities sold under agreements to repurchase	112	141	240	240
Borrowings	81	-	164	-
Total Interest Expense	2,692	4,093	5,844	8,136
Net Interest Income	4,869	5,055	9,736	9,959
PROVISION FOR LOAN LOSSES	589	1	674	57
Net Interest Income after Provision for Loan Losses	4,280	5,054	9,062	9,902
NON-INTEREST INCOME:
Service fees on deposit accounts	155	147	333	290
Other loan customer service fees	48	94	79	185
Earnings from investment in life insurance	37	31	75	62
Other income	145	166	276	301
Total Non-Interest Income	385	438	763	838
NON-INTEREST EXPENSES:
Salaries and employee benefits	2,272	1,993	4,446	3,925
Occupancy and equipment	760	631	1,578	1,305
Professional	210	180	416	359
Insurance	135	144	290	271
Advertising	61	104	117	209
Data processing	159	113	271	260
Outside services fees	151	112	265	219
Amortization of identifiable intangibles	76	86	163	182
Other operating	425	401	747	843
Total Non-Interest Expenses	4,249	3,764	8,293	7,573

Income before Income Taxes	416	1,728	1,532	3,167
INCOME TAX EXPENSE	126	699	527	1,237

Net Income	$290	$1,029	$1,005	$1,930

EARNINGS PER SHARE:
Basic	$0.04	$0.15	$0.15	$0.29
Diluted	$0.04	$0.15	$0.15	$0.28

Weighted average shares outstanding (in thousands):

Basic	6,740	6,715	6,738	6,711
Diluted	6,870	6,876	6,872	6,881